UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K




                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                          Date of Report: June 28, 2000



                              THE DIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                             DELAWARE                51-0374887
              (State or Other Jurisdiction of     (I.R.S. Employer
             Incorporation or Organization)     Identification No.)

                           15501 NORTH DIAL BOULEVARD
                       SCOTTSDALE, ARIZONA     85260-1619
             (Address of Principal Executive Offices)     (Zip Code)



       Registrant's Telephone Number, Including Area Code (480) 754-3425.

ITEM  5.  OTHER  EVENTS.

On June 28, 2000, the Company issued a press release relating to its financial earnings outlook for the second quarter and the balance of 2000, a copy of which is filed herewith as Exhibit 99.


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


THE  DIAL  CORPORATION
June  28,  2000

/s/  Susan  J.  Riley
     Executive  Vice  President  and  Chief  Financial  Officer














     CYNTHIA  DEMERS  -  CORPORATE  AND  GOVERNMENT  AFFAIRS
     (480)  754-4090

     BOB  FULTON  -  INVESTOR  RELATIONS
     (480)  754-1016


Dial Revises Earnings Estimates and Announces a $26 Million Restructuring Charge


SCOTTSDALE, ARIZ., JUNE 28, 2000 - The Dial Corporation (NYSE:DL) revised downward its earnings outlook for the first half of 2000 and the balance of the year and announced a $26 million pretax charge to restructure certain operations of the business.

     The Company expects first half earnings per share to be down approximately 30 percent versus prior year and full year earnings per share to be down 25 to 30 percent versus prior year. These earnings per share estimates are before restructuring and include a one-time gain. Earnings per share in the first half before restructuring and the one-time gain are expected to be down approximately 40 percent from the same period last year.

     The Company will undertake important steps designed to improve future Profits and operational efficiencies resulting in a $26 million pretax Restructuring charge (approximately $17 million after tax, or $.19 per share). In the second quarter, the Company expects to recognize $21 million of the pretax charge (approximately $14 million after tax, or $.15 per share) against earnings. The remainder of the charge is expected to be recognized over the next two quarters. Specifically, the charge will be to:
-  close  a  redundant  powder  detergent  plant
- consolidate manufacturing and logistical operations and discontinue certain formulations and inventory in the Specialty Personal Care franchise, and
-  restructure   certain  organizations,   including   sales,  as  a  result  of
   acquisitions and changes in the business environment over the past six months.
The restructuring is expected to result in annual savings of approximately $5 million pretax and improve the Company's service to its customers.

     Net sales, as consolidated, are expected to be down approximately 6 percent in the second quarter of 2000 from the second quarter of 1999. Including the Dial/Henkel joint venture, sales are expected to be down about 3 percent for the second quarter of 2000.

     Gross margin for the second quarter will be impacted by the reduced Overhead absorption associated with the lower than expected sales and the mix Of sales favoring lower margin products. Operating margins will also be Lower than anticipated because the Company substantially maintained its marketing and promotional spending in order to drive consumer market share momentum, which remains strong. Earnings are further reduced due to the investment in the introduction of the Dial/Henkel laundry products.

     Second quarter earnings per share are expected to include approximately $.06 per share from a one-time gain resulting from a sale of property. The Company expects to sell the property and building on 23 acres of land
located  adjacent  to  the  Company's   corporate   headquarters   in Arizona.
The Company intends to enter into a lease on a new, more utilitarian research and administration facility that will be constructed on 11 acres at the same location.

     Earnings per share for the second half of the year are expected to be down approximately 25 to 30 percent versus year ago, reflecting important improvements in results from the first half but acknowledging the persistence of the gross profit problems which have resulted from slower than anticipated sales and mix effects. These earnings per share estimates are before restructuring charges.

     "Despite  significant  market  share  gains  on  each  of  our  core brands
throughout   the   first   half   of  the  year,  we  are  experiencing earnings
difficulties," said Mal Jozoff, Chairman and CEO of Dial. "We stumbled in the first quarter and our recovery is taking longer than we had anticipated. But we are confident we will recover. We're taking steps to get back on track as fast as possible. This restructuring of our detergents manufacturing plants and Specialty Personal Care logistics, plus our selling organizations in the U.S. and International, should make us more cost effective and efficient. We believe our recent acquisitions of Coast soap in the U.S. and of the Plusbelle hair care line in Argentina, plus the laundry product joint venture with Henkel in the U.S., Canada, and Mexico, should provide important volume and profit growth in the future. The sale of our existing research facility and the construction
of  a  new  research  facility  here  in  Arizona   also   should  increase our
effectiveness in developing new products and, importantly, is a better use of our corporate assets," continued Jozoff. "All of these actions should help contribute to greater shareholder value going forward."

     The Dial Corporation is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, Armour Star canned meats, and the Sarah Michaels, Freeman and Nature's Accents personal care brands. Dial products have been in the American marketplace for more than 100 years.

     Statements in this press release as to the Company's expectations, beliefs, plans or predictions for the future are forward looking statements, as that term is defined by the U.S. Securities and Exchange Commission (SEC). Actual results might differ materially from those projected in the forward-looking statements. Factors that could cause actual results to materially differ from those in the forward-looking statements include, without limitation, the ability of the Company to complete the sale of its existing research facility before the end of the second quarter on terms acceptable to the Company, the ability of the Company to successfully integrate the Coast and Plusbelle acquisitions into its operations, the ability of the Company to derive the benefits it currently expects from the restructuring and other factors detailed in the Company's 1999 Annual Report on Form 10-K, including the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition," and in Exhibit 99 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2000. These reports have been filed with the SEC. For a copy of these reports, please access the Company's Web site at www.dialcorp.com or call the Dial Consumer Information Center at 1-800-528-0849.
                                       ###